Exhibit 10.42

Each Director who is not an employee of Midas, Inc. or any of its affiliated companies (the “Company”) receives an annual retainer as director compensation. The Lead Director receives an annual retainer of $70,000, while each Director who is also the Chairperson of a Board Committee receives an annual retainer of $50,000. In addition, any Director who is not the Chairperson of a Board Committee but serves as a Financial Expert of the Audit and Finance Committee similarly receives an annual retainer of $50,000. No additional fees are paid for meeting attendance.

Each non-employee Director is also granted an Annual Director Restricted Stock Award pursuant to the Company’s Stock Incentive Plan. Each Annual Director Restricted Stock Award consists of 2,000 restricted shares of the Company’s Common Stock. These restricted shares become exercisable in equal annual installments on each of the first four anniversaries of the date of grant. In the event of a Change in Control, as defined in the Company’s Stock Incentive Plan, each restricted share will vest and, in certain cases, will be settled in cash by the Company.

In addition to the annual retainers and restricted stock awards described above, commencing in 2009, each Director is entitled to reimbursement from the Company of up to $1,000 in expenses relating to director education.